Exhibit 10.2

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

EXECUTION COPY

DATED 27 APRIL 2012

GREIF, INC.

AS PERFORMANCE INDEMNITY PROVIDER

COOPERAGE RECEIVABLES FINANCE B.V.

AS MAIN SPV

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,

AS ITALIAN INTERMEDIARY

AND

COÖPERATIEVE CENTRALE BANK RAIFFEISEN-BOERENLEENBANK B.A.

(TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH

AS COMMITTED PURCHASER, FACILITY AGENT AND FUNDING

ADMINISTRATOR

PERFORMANCE AND INDEMNITY AGREEMENT

THIS PERFORMANCE AND INDEMNITY AGREEMENT is made on 27 April 2012

BETWEEN:

(1)	GREIF, INC., a company incorporated under the laws of the state of Delaware whose registered office is 425 Winter Road, Delaware, Ohio 43015, United States of America (the “Performance Indemnity Provider”);

(2)	COOPERAGE RECEIVABLES FINANCE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and its registered office at Naritaweg 165, 1043 BW Amsterdam, The Netherlands (the “Main SPV”);

(3)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., a cooperative with limited liability (coöperatie met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands as intermediate seller (in such capacity, the “Italian Intermediary”); and

(4)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH, a cooperative with limited liability (coöperatie met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its seat (statutaire zetel) in Amsterdam, The Netherlands, acting through its office at Thames Court, One Queenhithe, London, EC4V 3RL, the United Kingdom as committed purchaser (in such capacity, the “Committed Purchaser” and, together with the Nieuw Amsterdam Receivables Corporation, the “Funding Purchasers” and each, a “Funding Purchaser”), as funding administrator (in such capacity, the “Funding Administrator”), as facility agent (in such capacity, the “Facility Agent”) and as Main SPV administrator (in such capacity, the “Main SPV Administrator”),

(the Main SPV, the Italian Intermediary, the Committed Purchaser, the Funding Administrator, the Facility Agent and the Main SPV Administrator together, the “Beneficiaries” and each a “Beneficiary”).

WHEREAS:

(A)	The Greif Group has initiated a trade receivables securitisation programme with Rabobank International pursuant to which:

(i)	each Originator will sell, assign and transfer those Receivables (other than Excluded Receivables) to an Intermediary in accordance with the relevant Originator Receivables Purchase Agreement;

(ii)	each Intermediary will onsell, assign and transfer those Receivables acquired by it to the Main SPV in accordance with the relevant Intermediary Receivables Purchase Agreement; and

(iii)	the Main SPV will onsell, assign and (if required by the Funding Purchasers) transfer certain those Receivables acquired by it to a Funding Purchaser in accordance with the Nieuw Amsterdam Receivables Purchaser Agreement.

(B)	It is proposed that the Performance Indemnity Provider will make certain undertakings and grant certain indemnities to the Beneficiaries in connection with the performance by the Greif Transaction Parties of their obligations under the Transaction Documents. IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	Unless otherwise defined in this Agreement or the context otherwise requires, words and expressions used in this Agreement have the meanings and constructions ascribed to them as set out in Clause 1.1 of the Master Definitions Agreement which is dated 27 April 2012 between, inter alia, the parties hereto (as the same may be amended, varied or supplemented from time to time with the consent of the parties to this Agreement, the “Master Definitions Agreement”). Clause 1.2 of the Master Definitions Agreement is incorporated herein by reference. Accordingly, this Agreement shall be construed in accordance with the principles of construction and interpretation set out in such Clause 1.2 of the Master Definitions Agreement.

1.2	The Common Terms apply to this Agreement and shall be binding on the parties to this Agreement as if set out in full herein.

1.3	If there is any conflict between the provisions of the Common Terms and the provisions of this Agreement, the provisions of this Agreement shall prevail.

1.4	Clause 2 (Further Assurance) of the Master Definitions Agreement applies to this Agreement as if set out in full herein and as if the Performance and Indemnity Provider is designated as an Obligor and the Beneficiaries each are designated as an Obligee.

1.5	In this Agreement, except as so far as the context otherwise requires:

“Applicable PI Conversion Rate” means, for the purpose of conversion on any day on which such conversion is required to be made pursuant to any Transaction Document of any amount denominated in a currency other than euro into an amount in euro, the euro spot rate of exchange as displayed on the appropriate page of the Reuters Screen or Bloomberg Screen, equal to the mid closing rates released on the immediately preceding Business Day as determined by the Facility Agent on the day on which any such calculation is to be made pursuant to such Transaction Document, or if such rate is not available on that page, such rate as reasonably determined by the Facility Agent;

“Subsidiary” means any Principal in respect of which the Performance Indemnity Provider:

(a)	has the power, directly or indirectly, to direct or cause the direction of the management or policies of such Principal, whether through the ownership of Voting Stock, by contract, or otherwise; or

(b)	has the right, directly or indirectly, to elect all or the majority of the board of directors (or other Persons performing similar functions) of that Principal; or

(c)	holds 50% or more of the total voting power of the Principals Voting Stock then outstanding.

2.	PERFORMANCE INDEMNITY

2.1	The Performance Indemnity Provider irrevocably and unconditionally:

2.1.1	undertakes to each Beneficiary to procure the due and punctual observance and performance by each Greif Transaction Party (a “Principal”) of all that Principal’s obligations under or pursuant to the Transaction Documents to which such Principal is a party (the “Relevant Transaction Documents”);

2.1.2	undertakes to pay to (or for the account of) such Beneficiary from time to time such amounts which any Principal is at any time liable to pay to such Beneficiary under or pursuant to the Relevant Transaction Documents (including by way of damages as result of such failure to perform) to the extent that these amounts have become due and payable but have not been paid at the time such amount is to be paid (where applicable, subject to the original applicable grace periods set out in the Relevant Transaction Documents);

2.1.3	undertakes to each Beneficiary, that if as a result of any redenomination, revaluation, foreign exchange control legislation or any law or regulation having a similar effect affecting a country that currently uses the euro as official currency, the amount actually received by a Beneficiary converted into euro at the Applicable PI Conversion Rate is less than the euro amount it should have received prior to such redenomination, revaluation, foreign exchange law or any law or regulation having a similar effect (the difference between such amounts, the “Shortfall”), it shall pay to the relevant Beneficiary an amount equal to the Shortfall; and

2.1.4	agrees as a primary obligation to indemnify each Beneficiary from time to time from and against any loss incurred by such Beneficiary as a result of any of the obligations of any Principal under or pursuant to the Relevant Transaction Documents not being performed when due to be performed or such obligations or the guarantee in Clause 2.1.1, 2.1.2 or 2.1.3 being or becoming void, voidable, unenforceable or ineffective as against any Principal or the Performance Indemnity Provider for any reason whatsoever, whether or not known to such Beneficiary, the amount of such loss being the amount which such Beneficiary would otherwise have been entitled to recover from any Principal or the Performance Indemnity Provider, it being understood, that the Performance Indemnity Provider shall not guarantee any of the payment obligations of (i) the Main SPV under any of the Transaction Documents and (ii) any Obligor under any Receivable acquired by the Main SPV.

3.	PRESERVATION OF RIGHTS

3.1	The obligations of the Performance Indemnity Provider contained in this Agreement shall be deemed to be undertaken as principal obligor and not merely as surety, shall be in addition to and independent of every other security which any Beneficiary may at any time hold in respect of any obligations of a Principal under the Relevant Transaction Documents and the indemnity in Clause 2.1.4 constitutes a separate and independent obligation from the other obligations under this Agreement and shall give rise to a separate and independent cause of action.

3.2	Neither the obligations of the Performance Indemnity Provider contained in this Agreement nor the rights, powers and remedies conferred in respect of the Performance Indemnity Provider upon the Beneficiaries by this Agreement or by law shall be discharged, impaired or otherwise affected by:

3.2.1	any insolvency or the winding-up, dissolution, administration or reorganisation of any Principal or any other person or any change in its status, function, control or ownership;

3.2.2	any of the obligations of any Principal or any other person under the Relevant Transaction Documents or under any other security relating to the Relevant Transaction Documents being or becoming illegal, invalid, unenforceable or ineffective in any respect;

3.2.3	any time or other indulgence being granted or agreed to be granted to any Principal or any other person in respect of any of its obligations under the Relevant Transaction Documents or under any other security;

3.2.4	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of the Relevant Transaction Documents or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under the Relevant Transaction Documents or other document or any variation, waiver or release of, any obligation of any Principal or any other person under the Relevant Transaction Documents or under any other security;

3.2.5	any failure to take, or fully to take, any security contemplated by the Relevant Transaction Documents or otherwise agreed to be taken in respect of any Principal’s obligations under the Relevant Transaction Documents;

3.2.6	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members, shareholders or status of any Principal or any other person;

3.2.7	any unenforceability, illegality or invalidity of any obligation of any person under any Relevant Transaction Documents or any other document or security;

3.2.8	any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of a Principal’s obligations under the Relevant Transaction Documents;

3.2.9	any unenforceability or illegality of any obligation of the Performance Indemnity Provider under this Agreement towards one or more (but not all) Beneficiaries; or

3.2.10	any other act, event or omission which, but for this Clause 3.2, might operate to discharge, impair or otherwise affect any of the obligations of the Performance Indemnity Provider contained in this Agreement or any of the rights, powers or remedies conferred upon the Beneficiaries (or any of them) by the Relevant Transaction Documents, this Agreement or by law.

3.3	Any settlement or discharge given by any Beneficiary to the Performance Indemnity Provider in respect of the Performance Indemnity Provider’s obligations under this Agreement or any other agreement reached between such Beneficiary and the Performance Indemnity Provider in relation to it shall be, and be deemed always to have been, void if any act on the faith of which such Beneficiary gave the Performance Indemnity Provider that settlement or discharge or entered into that agreement is subsequently avoided by or in pursuance of any provision of law.

3.4	None of the Beneficiaries shall be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of the Performance Indemnity Provider by this Agreement or by law:

3.4.1	to make any demand on a Principal;

3.4.2	to take any action or obtain judgment in any court against a Principal;

3.4.3	to make or file any claim or proof in a winding-up or dissolution of a Principal; or

3.4.4	to enforce or seek to enforce any security taken in respect of any of the obligations of a Principal under the Relevant Transaction Documents, and the Performance Indemnity Provider hereby expressly waives presentment, demand, protest and notice of dishonour in respect of any Relevant Transaction Document.

3.5	The Performance Indemnity Provider agrees that, so long as a Principal is under any actual or contingent obligations under the Relevant Transaction Documents, the Performance Indemnity Provider shall not exercise any rights which the Performance Indemnity Provider may at any time have by reason of performance by it of its obligations under this Agreement:

3.5.1	to be indemnified by such Principal or to receive any collateral from such Principal; and/or

3.5.2	to claim any contribution from any other guarantor of such Principal’s obligations under the Relevant Transaction Documents; and/or

3.5.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Beneficiaries under the Relevant Transaction Documents or of any other security taken pursuant to, or in connection with, the Relevant Transaction Documents by the Beneficiaries.

If the Performance Indemnity Provider receives any benefit, payment or distribution in relation to such rights, it shall hold that benefit, payment or distribution (to the extent necessary to enable all amounts which may be or become payable to the Beneficiaries by a Principal under or in connection with the Relevant Transaction Documents to be repaid in full) on trust or as custodian for the Beneficiaries and shall promptly pay or transfer the same to the Facility Agent (for the account of the Beneficiaries) or as the Facility Agent may direct.

4.	REPRESENTATIONS AND WARRANTIES

4.1	The Performance Indemnity Provider represents on the Closing Date and each Settlement Date until the date on which all Relevant Transaction Documents have terminated and no Investments and any other amounts due by any Principal to a Beneficiary under the Relevant Transaction Documents are outstanding that:

4.1.1	it is a corporation duly organised under the laws of its jurisdiction of establishment and has the necessary power and has taken all necessary corporate action to enable it to enter into and perform its obligations under this Agreement;

4.1.2	this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency or similar laws affecting the rights of creditors generally and principles of reasonableness and fairness;

4.1.3	all necessary authorisations, consents and approvals to enable it to enter into this Agreement have been obtained and are in full force and effect;

4.1.4	its obligations hereunder rank at least pari passu with all its other unsecured and unsubordinated obligations;

4.1.5	the execution, delivery and performance of this Agreement will not conflict with (a) any agreement binding on it or any of its assets; (b) its constitutive documents; or (c) any applicable law;

4.1.6	the Performance Indemnity Provider is not subject to Insolvency Proceedings;

4.1.7	each of the Principals is a Subsidiary of the Performance Indemnity Provider; and

4.1.8	no litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency has been started against it which may reasonably be expected to restrain its entry into, the exercise of its rights under, or the performance, enforcement of or compliance with any of its obligations under, the Transaction Documents to which it is a party.

5.	COVENANTS

5.1	The Performance Indemnity Provider shall maintain for itself and each of the other members of its group a system of accounting established and administered in accordance with generally accepted accounting principles, standards and practices in its jurisdiction of incorporation, and shall furnish to the Main SPV and the Facility Agent:

5.1.1	as soon as the same become available, but in any event within 180 days after the end of each of its financial years its audited consolidated financial statements for that financial year;

5.1.2	as soon as they become available, but in any event within 60 days after the end of each of its financial quarters its unaudited consolidated financial statements for that financial quarter as published and submitted to United States Securities and Exchange Commission.

5.2	The Performance Indemnity Provider shall supply to the Main SPV and the Facility Agent for as long as any Investment is outstanding:

5.2.1	all documents dispatched by a Principal to its creditors generally at the same time as they are dispatched which are expected to have a Material Adverse Effect;

5.2.2	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current or pending against any member of its group, and which might, if adversely determined, have a Material Adverse Effect;

5.2.3	promptly, such further information regarding the financial condition, business and operations of any member of its group as the Main SPV or the Facility Agent may reasonably request and which would be relevant for the transactions contemplated by the Transaction Documents; and

5.2.4	information of any change in the financial year of the Performance Indemnity Provider, prior to any such change occurring.

5.3	The Performance Indemnity Provider shall ensure that for as long as any Investment is outstanding:

5.3.1	its obligations hereunder maintain to be ranked at least pari passu with all its other unsecured and unsubordinated obligations; and

5.3.2	each Principal shall remain a Subsidiary of the Performance Indemnity Provider.

6.	TAXES, WITHHOLDING AND INTEREST

6.1	All payments made by the Performance Indemnity Provider under this Agreement shall be made gross, free of right of counterclaim or set off and without deduction or withholding of any kind other than any deductions or withholding required by law.

6.2	If the Performance Indemnity Provider makes a deduction or withholding required by law from a payment under this Agreement, the sum due from the Performance Indemnity Provider shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the Beneficiary receives a sum equal to the sum it would have received had no deduction or withholding been made.

6.3	If any payment under this Agreement will be or has been subject to tax the Performance Indemnity Provider shall on demand from the relevant Beneficiary pay to such Beneficiary the amount (after taking into account tax payable in respect of the amount) that will ensure that such Beneficiary receives and retains a net sum equal to the sum it would have received had the payment not been subject to tax.

6.4	If any of the Beneficiaries makes a demand under this Agreement, the Performance Indemnity Provider shall pay interest on each sum demanded (before and after any judgement and to the extent, interest at the default rate is not otherwise being paid on such sum(s)) from the date of demand until the date of payment calculated on a daily basis at the rate determined in accordance with the provisions of the Relevant Transaction Document.

7.	CURRENCY CONVERSION

Each Beneficiary may convert any money received or realised by it under or pursuant to this Agreement which is not in the currency in which such sums are due and payable under the Relevant Transaction Document from that currency into the currency in which such sum is due at the then prevailing commercial rate of exchange for the relevant conversion, it being understood that the payment obligations of the Performance Indemnity Provider under this Agreement shall be and remain denominated in the same currency as the payment obligations of the Principal under the Transaction Documents subject to Clause 2.1.3 above.

8.	CONTINUING GUARANTEE

The obligations of the Performance Indemnity Provider contained in this Agreement shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever, and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of a Principal under the Relevant Transaction Documents and shall continue in full force and effect until final payment in full of all amounts owing by each of the Principals under the Relevant Transaction Documents and total satisfaction of actual and contingent obligations of each and any of the Principals under the Relevant Transaction Documents.

9.	APPROPRIATIONS AND SUSPENSE ACCOUNT

9.1	Until all amounts which may be or become payable by each and any Principal under or in connection with the Relevant Transaction Documents have been irrevocably paid in full, each Beneficiary may refrain from applying or enforcing any other moneys, security or rights held or received by that Beneficiary (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Performance Indemnity Provider shall not be entitled to the benefit of the same.

9.2	All monies received, recovered or realised by any Beneficiary under or pursuant to this Agreement (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of this Agreement.

10.	COSTS AND EXPENSES

Any reasonable costs and expenses of the Beneficiaries incurred in connection with the enforcement of this Agreement or otherwise in relation to it, shall be reimbursed by the Performance Indemnity Provider on demand on a full indemnity basis together with interest from the date such costs and expenses were incurred to the date of payment at such rates as the relevant Beneficiary may reasonably determine.

11.	GOVERNING LAW AND FORUM

11.1	This Agreement and any non-contractual obligations in relation herewith shall be governed by, and shall be construed in accordance with, the laws of The Netherlands. The parties agree that the court of first instance (rechtbank) in Amsterdam, The Netherlands, shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement (a “Dispute”) including any non-contractual obligations arising out of or in connection to this Agreement.

11.2	This Clause 11 is for the benefit of the Beneficiaries only. As a result, no Beneficiary shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Beneficiaries may take concurrent proceedings in any number of jurisdictions.

IN WITNESS WHEREOF each of the Parties has executed this Agreement on the date specified above.

For and on behalf of

GREIF, INC. )

as Performance Indemnity Provider

/s/ Gary R. Martz (signature)	/s/ Robert M. McNutt (signature)
Name: Gary R. Martz Title: Executive Vice President	Name: Robert M. McNutt Title: Senior Vice President

For and on behalf of
COOPERAGE FINANCE B.V. as Main SPV	RECEIVABLES

/s/ Gawein Heijmans (signature)	/s/ Anna Bak (signature)
Name: Gawein Heijman Title: Attorney in fact	Name: Anna Bak Title: Attorney in fact

For and on behalf of COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. as Italian Intermediary

/s/ G. Hattie (signature)	/s/ James Han (signature)
Name: G. Hattie Title: Director	Name: James Han Title: Executive Director

For and on behalf of COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH as Funding Administrator, Facility Agent and Main SPV Administrator

/s/ G. Hattie (signature)	/s/ James Han (signature)
Name: G. Hattie Title: Director	Name: James Han Title: Executive Director